EXHIBIT 2.1

AGREEMENT FOR PURCHASE AND SALE OF ASSETS

     THIS AGREEMENT FOR PURCHASE AND SALE OF ASSETS (“Agreement”) is made and entered into as of May 15, 2001, by and among ADVANCED TECHNICAL PRODUCTS, INC., a Delaware corporation (“ATP”), ALCORE, INC., a Delaware corporation (“Seller”), and ALCORE ACQUISITION CORP., a Delaware corporation (“Buyer”).

RECITALS

     A. Seller is the owner of the Assets (as defined in Section 1.2 hereof) utilized in connection with Seller’s operation of the Business (as defined in Section 1.2 hereof) and desires to sell the Assets to Buyer subject to the terms and conditions contained herein.

     B. ALCORE BRIGANTINE, S.A., is a societe anonyme organized and located in France (“Brigantine”). Seller is the owner of 2,995 shares of Brigantine capital stock, which together with 5 shares held by ATP, directors and related parties, represents one hundred percent (100%) of the capital stock of Brigantine (the “Shares”).

     C. Seller is or will be the owner of all of the Shares on or before the Closing.

     D. Buyer desires to purchase the Assets utilized in connection with the operation of the Business and the Shares from Seller subject to the terms and conditions contained herein.

     E. ATP is the owner of one hundred percent (100%) of the capital stock of Seller.

     F. M.C. GILL CORPORATION, a California corporation, (“Gill”) is the owner of one hundred percent (100%) of the capital stock of Buyer.

     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, agreements, representations and warranties herein contained, the parties hereto agree as follows:

     1. Assets and Shares to be Transferred.

     1.1 Agreement to Sell Assets. Subject to the terms and conditions contained herein and upon the performance by each of the parties hereto of its respective obligations hereunder, Seller hereby agrees to sell, assign, convey, transfer and deliver to Buyer on the Closing Date (as defined in Section 4 hereof), and Buyer hereby agrees to purchase from Seller on the Closing Date, the Assets. At the Closing (as defined in Section 4 hereof), Seller shall deliver to Buyer a Bill of Sale in the form of Exhibit 1.1A attached hereto and Buyer and Seller shall execute and deliver an Assignment and Assumption Agreement in the form of Exhibit 1.1B attached hereto and such other documents of conveyance as may be necessary to effectuate and perfect the transfer of title to the Assets to Buyer.

     1.2 Description of Assets. For purposes of this Agreement, the term “Assets” means substantially all of the tangible and intangible assets, other than the Excluded Assets (as defined in Section 1.3 hereof), owned and used by Seller in connection with its manufacture of aluminum and non-metallic honeycomb products and all other products manufactured or distributed by Seller for the aerospace, aircraft and non-aerospace markets (the “Business”) and, with the exception of additions or deletions made in the ordinary course of Seller’s Business, were reflected on Seller’s Financial Statements (as defined in Section 5.13.1) as of December 31, 2000. The term Assets includes, but is not limited to, all of the assets more particularly described in the following Sections 1.2.1 through 1.2.15:

1.2.1 Inventory. All of Seller’s inventories as of the Closing Date, wherever located, including raw materials inventory, work in process inventory and finished goods inventory, as determined by means of a physical inventory conducted pursuant to the provisions of Section 3.1.3.3 hereof (collectively, the “Inventory”), but specifically excluding the Excluded Inventory (as defined in Section 1.3.4 hereof);

1.2.2 Machinery and Equipment. Except for the Third Party Tooling (as defined in Section 5.26 hereof), all of Seller’s machinery, equipment, trade fixtures, vehicles, tools, dies, molds, office furniture, office equipment, computers and other tangible personal property of similar nature (including instruction manuals and software utilized in connection with the operation of any such items) related to, or employed in the conduct of, the Business, wherever located, as listed on Schedule 1.2.2 attached hereto (the “Machinery and Equipment”);

1.2.3 Supplies. All of Seller’s supplies on hand as of the Closing Date, including, but not limited to, all consumable materials, all replacement parts and all repair items utilized in connection with the Business (the “Supplies”);

1.2.4 Deposits. Seller’s deposits as of the Closing Date described on Schedule 1.2.4 attached hereto;

1.2.5 Name. To the exclusion of Seller, ATP and its subsidiaries or affiliated companies or divisions (collectively the “ATP Group”), the right to the Business use of the names “Alcore” and “Alcore Brigantine” and all derivations or variations thereof (the “Names”);

1.2.6 Contracts. All of Seller’s right, title and interest in, to and under the contracts, multi-year contracts with customers, insurance contracts, purchase agreements, purchase orders, sales orders, service contracts, capital leases, real property leases, license agreements and other agreements of the Business described on Schedule 1.2.6 attached hereto (the “Contracts”);

1.2.7 Telephone Numbers. To the exclusion of the ATP Group, the right to the use of Seller’s current telephone and facsimile numbers (the “Telephone Numbers”);

1.2.8 Customer and Supplier Lists and Promotional Materials. All of Seller’s customer and supplier lists, mailing lists, catalogs, brochures, promotional materials, handbooks and pricing information in existence as of the Closing Date, wherever located, related to the Business (the “Lists and Promotional Materials”);

1.2.9 Business Records. All of Seller’s books, files and records related to the Business in existence as of the Closing Date, including, but not limited to, Seller’s accounting records, quality control records, customer records, credit files, customer credit applications, customer invoices and proofs of delivery, customer warranty records, vendor files and all correspondence (collectively the “Business Records”), subject to Seller’s right to retain or make copies thereof set forth in Section 8.2 hereof, but specifically excluding Seller’s tax returns, tax records, hand written quarterly notes relating to financial statements and auditors’reports, minute books, stock books, charter documents and other organizational documents (collectively the “Organizational Documents”);

1.2.10 Mail, Internet and Other Communications. Subject to Section 3.5 hereof, the right to receive and retain mail, the right to the exclusive use of all of Seller’s internet addresses and websites (including www.alcore.com), and other communications relating to the Business (collectively the “Mail and Other Communications”);

1.2.11 Trademarks. All of the Trademarks (as defined in Section 5.17 hereof);

1.2.12 Patents and Unpatented Inventions. All of the Patents (as defined in Section 5.18 hereof) and Unpatented Inventions (as defined in Section 5.18 hereof);

1.2.13 Trade Secrets. All of the Trade Secrets (as defined in Section 5.19 hereof);

1.2.14 Lakeside Leasehold Improvements. All of the leasehold improvements relating to the Lakeside facility located at 1502 Quarry Drive, Edgewood, Maryland (the “Lakeside Leasehold Improvements”); and

1.2.15 Other Intangibles and Goodwill. All of Seller’s other intangible properties, including nonrecurring engineering expenses related to tooling existing as of the Closing Date, and all goodwill appurtenant to any of the assets described in this Section 1.2 (collectively the “Intangibles and Goodwill”).

     1.3 Excluded Assets. Notwithstanding the provisions of Section 1.2 above, the Assets shall not be deemed to include any of the assets of Seller described in the following Sections 1.3.1 through 1.3.9 (collectively the “Excluded Assets”), which Excluded Assets will be retained by Seller and not sold, assigned, conveyed, transferred or delivered to Buyer hereunder:

1.3.1 Cash. Any of Seller’s cash on hand or on deposit as of the Closing Date;

1.3.2 Receivables. All of Seller’s trade receivables, other accounts receivable and interest accrued thereon as of the Closing Date (collectively the “Receivables”) and all principal and interest accrued, received, generated or paid from the Receivables after the Closing Date;

1.3.3 Retained Prepaids. The prepaid expenses and other prepaid items of Seller related to the Business as described on Schedule 1.3.3 attached hereto;

1.3.4 Excluded Inventory. Seller’s inventory specifically identified on Schedule 1.3.4 attached hereto (“Excluded Inventory”);

1.3.5 Tax Benefits. Any of Seller’s federal, state or local income tax refunds and/or claims for such refunds, any income tax benefits available as a result of Seller’s operation of the Business for all periods prior to the Closing Date and any of Seller’s loss carryovers and/or income tax prepayments with respect to the Business as of the Closing Date;

1.3.6 Belcamp. The improved real property commonly known as 1324 and 1326 Brass Mill Road, Belcamp, Maryland.

1.3.7 Organizational Documents. The Organizational Documents;

1.3.8 Other Retained Personal or Real Property. The items of personal or real property listed on Schedule 1.3.8 attached hereto; and

1.3.9 Agreement. Any of Seller’s rights or obligations under this Agreement.

1.4 Agreement to Sell Shares.

1.4.1 Description of Brigantine’s Business. For purposes of this Agreement, the term “Brigantine Business” means Brigantine’s activities in connection with its manufacture of aluminum honeycomb products and all other products manufactured or distributed by Brigantine for the construction, railroad, naval, aerospace and other markets.

1.4.2 Transfer of Shares. Subject to the terms and conditions contained herein and upon the performance by each of the parties hereto of its respective obligations hereunder, Seller hereby agrees to sell, assign, transfer and deliver to Buyer on the Closing Date, and Buyer hereby agrees to purchase from Seller, on the Closing Date, all of the Shares. At the Closing, Seller shall deliver to Buyer duly executed share transfer orders (the “Related Parties Transfer Orders”) for all of the Shares held by ATP, Mr. G. Dominy, Mr. J. Carter, Mr. E. Kiley and Mr. R. Orzechowski, sufficient to convey to Seller, free and clear of any liens, debt or liabilities whatsoever, good and marketable title to said Shares. At the Closing, Seller shall deliver to Buyer a duly executed share transfer order (the “Seller Transfer Order”) for all of the Shares sufficient to convey to Buyer, free and clear of any liens, debt or liabilities whatsoever, good and marketable title to the Shares.

1.4.3 Sale of Shares – France. The Assets transaction is a sale of assets located exclusively in the United States between American parties and Brigantine does not possess any assets in the United States. The parties intend that the sale of the Shares pursuant to this Agreement is not an asset sale or a sale of a going concern (“fond de commerce”), but merely a transaction for the sale of shares. The Buyer shall assume the filing costs incurred in France relative to a sale of shares only. In the event that the French Tax Authorities would qualify the present Shares transaction as a sale of a “going concern”, all filing costs in excess of that which would have been incurred in France relative to a sale of shares shall be borne by Seller.

     2. Assumption of Liabilities.

     2.1 Assumed Liabilities. Subject to the terms and conditions contained herein and upon performance by each of the parties hereto of their respective obligations hereunder, Buyer agrees to assume and pay, perform and discharge the obligations of Seller more particularly described in the following Sections 2.1.1 through 2.1.2 (collectively the “Assumed Liabilities”):

2.1.1 Contracts. Seller’s liabilities and obligations pursuant to the Contracts as of the Closing Date (but not including any liability or obligation arising out of or in connection with any breach or nonperformance thereof occurring prior to the Closing Date); and

2.1.2 Warranty Claims and Actions. Subject to Section 8.3 hereof, any liabilities and obligations for claims related to defective products shipped or services performed after the Closing Date, whether stated as warranty claims, negligence claims, breach of contract claims, product liability claims or otherwise.

     2.2 Liabilities Not Assumed. Except for the Assumed Liabilities, Buyer shall not be deemed to have assumed, or be liable for, any of Seller’s liabilities or obligations including, but not limited to, the liabilities or obligations described in the following Sections 2.2.1 through 2.2.11 (“Excluded Liabilities”):

2.2.1 Current Liabilities. Seller’s liabilities and obligations for any intercompany accounts payable, trade accounts payable arising in the ordinary course of the Business on or prior to the Closing Date, Seller’s accrued employee vacation liabilities and obligations as of the Closing Date and Seller’s obligations relating to customer deposits for orders not yet delivered as of the Closing Date (collectively the “Current Liabilities”);

2.2.2 Breach of Contracts. Seller’s liabilities and obligations pursuant to the Contracts arising out of or in connection with any breach or nonperformance thereof occurring prior to the Closing Date;

2.2.3 Warranty Claims and Actions. Subject to Section 8.3 hereof, any of Seller’s liabilities and obligations relating to the Business for claims related to defective products shipped or services performed through the Closing Date, whether stated as warranty claims, negligence claims, breach of contract claims, product liability claims or otherwise;

2.2.4 Indebtedness. Any of Seller’s liabilities or obligations for or in respect of any note, loan or other obligation or indebtedness in favor of any other person, whether in existence as of the Closing Date or as may be subsequently incurred by Seller;

2.2.5 Contingent Liabilities. Any of Seller’s liabilities or obligations arising as a result of any legal or equitable action or judicial, administrative arbitration, mediation or other alternative dispute resolution proceeding (and any settlement thereof or any related attorneys’ fees, investigatory costs, court costs, fines, penalties or interest) initiated at any time in respect of anything done, suffered to be done or omitted to be done by ATP, Seller, Brigantine or any of their respective directors, officers, employees or agents with respect to the Business or the Brigantine Business at any time on or prior to the Closing Date, including, but not limited to, Case No. 1:00-CV-1702-WBH filed in the United States District Court, Northern District of Georgia, Atlanta Division (“Class Action Lawsuit”), any actual exposure of employees to methylene chloride above the Federal Occupational Safety and Health Act permissible limits (“Methylene Chloride Exposure”) and any other matters listed on Schedule 5.12 hereof;

2.2.6 Violations of Law. Any of Seller’s liabilities or obligations arising by reason of any violation of federal, state, local or foreign law on or prior to the Closing Date including all Environmental Laws (as defined in Section 5.10(a) hereof);

2.2.7 Representations and Warranties. Any of Seller’s liabilities or obligations which would not have existed had each of ATP’s and Seller’s representations and warranties set forth in Section 5 hereof been true and correct as of the Closing Date;

2.2.8 Taxes. Any of Seller’s liabilities or obligations in respect of any amount of federal, state, local or other taxes (including interest, penalties and all additions to such taxes) of any kind whatsoever arising on or prior to the Closing Date, including, but not limited to, income taxes, franchise taxes, sales taxes, excise taxes or real or personal property taxes;

2.2.9 Taxes on Income, Gains or Recapture. Any of Seller’s liabilities or obligations for taxes based upon or measured by any income, gain or recapture of investment tax credit or depreciation realized upon or attributable to the transfer of the Assets pursuant to this Agreement;

2.2.10 Liabilities to Employees. Any liability or obligation arising prior to the Closing Date related to Seller’s employees on account of (1) the employment of such employees by Seller, (2) the termination of such employees by Seller as of the Closing Date as the result of the sale of the Assets to Buyer pursuant to this Agreement, or (3) the filing of labor claims or workers’compensation claims by such employees with respect to matters or causes of action arising on or prior to the Closing Date; and

2.2.11 Liabilities under Employee Benefit Plans. Any liabilities or obligations arising under any Employee Benefit Plan sponsored by Seller. As used in this Agreement, the term “Employee Benefit Plan” shall have the same meaning as such term is defined by Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, including all rules and regulations issued thereunder (“ERISA”).

3. Consideration for Transfer of Assets and Shares. 3.1 Consideration for Transfer of Assets.

3.1.1 Assets Purchase Price. As consideration for Buyer’s purchase of the Assets, and subject to the terms and conditions contained herein and the performance by the parties hereto of their respective obligations hereunder, Buyer agrees to pay Seller an amount equal to $4,511,604 (the “Assets Purchase Price”), which Assets Purchase Price shall be subject to adjustment as provided in Sections 3.1.2 and 3.3 hereof.

3.1.2 Assets Purchase Price Adjustment. In accordance with the terms of this Agreement, the Assets Purchase Price shall be increased by the Positive Inventory Value Adjustment (as defined in Section 3.1.3.1 hereof) or decreased by the Negative Inventory Value Adjustment (as defined in Section 3.1.3.2 hereof), as the case may be.

3.1.3 Definition of Certain Terms.

3.1.3.1 Positive Inventory Value Adjustment. The parties agree that the term “Positive Inventory Value Adjustment” means the amount by which Seller’s Inventory Value (as defined in Section 3.1.3.3 hereof) exceeds $2,341,687.

3.1.3.2 Negative Inventory Value Adjustment. The parties agree that the term “Negative Inventory Value Adjustment” means the amount by which Seller’s Inventory Value is less than $2,341,687.

3.1.3.3 Definition and Determination of Seller’s Inventory Value. The parties agree that the term “Seller’s Inventory Value” shall mean the monetary value of the Inventory as of the close of business on the Closing Date. The Seller’s Inventory Value shall be determined by means of a physical inventory conducted by representatives of Buyer and Seller on and as of the commencement of business of Seller on the day immediately following the Closing Date. The physical count of the various categories of Inventory, mutually determined by said representatives of Buyer and Seller shall be valued in accordance with the pricing parameters generally described on Schedule 3.1.3.3 attached hereto and incorporated herein by this reference. The Seller’s Inventory Value shall be finalized within fifteen (15) business days following the Closing Date. If Seller and Buyer are unable to agree on the Seller’s Inventory Value within fifteen (15) business days following the Closing Date, then Buyer or Seller may, at any time within ten (10) days thereafter, give written notice to the other party of its desire to have all disputed matters determined by the American Arbitration Association (“AAA”) pursuant to an arbitration proceeding held in accordance with the provisions of Section 13.6 hereof. The Seller’s Inventory Value, as determined in accordance with the above procedures, shall be final, conclusive and binding on Seller and Buyer.

3.1.4 Payment of Assets Purchase Price. Buyer shall deliver to Seller the following in payment of the Assets Purchase Price:

3.1.4.1 Delivery of Cash at Closing. At the Closing, Buyer shall deliver or cause to be delivered to Seller $3,261,604 (“Assets Payment”) by cashier’s check or by means of a wire transfer of immediately available funds to Seller’s bank account. Upon determination of the allocations set forth in Section 3.3 hereof, the Assets Payment shall be increased or decreased accordingly.

3.1.4.2 Delivery of Promissory Note at Closing. At the Closing, Buyer shall deliver to Seller a $1,250,000 non-negotiable promissory note, dated as of the Closing Date, in the form of Exhibit 3.1.4.2 attached hereto (the “Promissory Note”).

3.1.4.3 Inventory Value Post-Closing Assets Purchase Price Adjustment. Upon the determination of Seller’s Inventory Value in accordance with the provisions of Section 3.1.3.3 hereof, Buyer shall within five (5) business days pay by cashier’s check or wire transfer of immediately available funds to an account designated in writing by Seller the amount of the Positive Inventory Adjustment or Seller shall within five (5) business days pay by cashier’s check or wire transfer of immediately available funds to an account designated in writing by Buyer by the amount of Negative Inventory Value Adjustment.

3.1.4.4 Unsold Inventory Post-Closing Purchase Price Adjustment. In the event any of the Inventory remains unsold (“Unsold Inventory”) on the date which is twelve (12) calendar months after the Closing Date (the “Anniversary Date”) as determined by a physical inventory conducted by representatives of Buyer and Seller on the Anniversary Date, an amount equal to the value of the Unsold Inventory which shall be the Seller’s Inventory Value for such remaining items constituting the Unsold Inventory plus interest at the rate of 9% per annum from the Closing Date through the Anniversary Date) shall, within five (5) business days of the final determination, be paid by ATP or Seller to Buyer by cashier’s check or wire transfer of immediately available funds to an account designated in writing by Buyer. Notwithstanding the foregoing, Seller’s liability to Buyer for the Unsold Inventory shall not exceed fifteen percent (15%) of the Seller’s Inventory Value for all items constituting the Inventory. In filling orders under the Contracts, Buyer shall first utilize and ship any existing Inventory, before producing new items. If Seller and Buyer are unable to agree on the value of the Unsold Inventory within fifteen (15) business days following the Anniversary Date, then Buyer or Seller may, at any time within ten (10) days thereafter, give written notice to the other party of its desire to have all disputed matters determined by the AAA pursuant to an arbitration proceeding held in accordance with the provisions of Section 13.6 hereof. The value of the Unsold Inventory, as determined in accordance with the above procedures, shall be final, conclusive and binding on Seller and Buyer.

     3.2 Guaranty of Promissory Note and Agreement. At the Closing, Gill shall guaranty Buyer’s obligations under and pursuant to the Promissory Note and this Agreement by delivering to Seller a guaranty (the “Guaranty”) in the form of Exhibit 3.2 hereof.

     3.3 Allocation of Taxes and Governmental Obligations. Any sales and/or use taxes imposed as a result of the transfer from Seller to Buyer of the Assets shall be borne by Buyer. Buyer shall be responsible for payment of the sales and/or use taxes. All other obligations for local, state and federal governmental taxes, fees, licenses and permits (“Governmental Obligations”) shall be pro rated through the Closing Date. Seller shall be responsible for all Governmental Obligations relating to the Business and the Assets accrued through the Closing Date. Buyer shall be responsible for all Governmental Obligations relating to the Business and the Assets accrued after the Closing Date. Seller and Buyer shall determine the amount and responsible party for all Governmental Obligations and either increase or decrease the Assets Payment accordingly or agree to be responsible for and pay such obligations as set forth in Schedule 3.3 attached hereto.

     3.4 Allocation of Assets Purchase Price among Purchased Assets. Seller and Buyer agree to allocate the Assets Purchase Price among the Assets in the manner set forth in Schedule 3.4 attached hereto. Seller and Buyer further agree to reflect such allocation in all reports, returns and other filings required to be made by either or both of them with all taxing authorities subsequent to the Closing including, but not limited to, Internal Revenue Service Form 8594.

     3.5 Identification and Payment of Receivables. On the commencement of business on the day immediately following the Closing Date, Seller and Buyer shall prepare a Receivables Certificate in the form of Schedule 3.5 attached hereto identifying by shipping number, date, amount billed, invoice and applicable customer purchase order all outstanding receivables for shipments made on or before the Closing Date for which Seller has not received payment (“Closing Receivables”). ATP and Seller agree that all payments from customers of the Business received by ATP or Seller after the Closing other than for Closing Receivables are the property of Buyer (“Buyer’s Receivables”). Buyer agrees that all payments from customers of the Business received by Buyer after the Closing that consist of Closing Receivables are the property of Seller. Each of ATP and Buyer shall, on a daily basis for the 60-day period immediately following the Closing Date and weekly thereafter and at a time established for that purpose, (i) prepare and deliver to the other party a statement (“Receivables Statement”) listing payee, amount and invoice or purchase order reference for each Closing Receivable and Buyer’s Receivable such party has received, (ii) with respect to ATP, deposit the aggregate of the funds which have been received attributable to Buyer’s Receivables to the bank account of Buyer designated in writing for that purpose, (iii) with respect to Buyer, deposit the aggregate of the funds which have been received attributable to Closing Receivables to the bank account of ATP designated in writing for that purpose and (iv) retain for its records a copy of payments received. Each of ATP and Buyer shall have the opportunity to have a representative present at the time such other party prepares its Receivables Statements. Such Receivables Statements and the underlying documentation shall, upon reasonable notice to the other party, be subject to audit at the sole cost and expense of the auditing party. In the event payments received include both Closing Receivables and Buyer’s Receivables, each party shall prorate such payments and account for the Closing Receivables and Buyer’s Receivables as provided above.

3.6 Consideration for Transfer of Shares.

3.6.1 Shares Purchase Price. As consideration for Buyer’s purchase of the Shares and subject to the terms and conditions contained herein and performance by the parties hereto of their respective obligations hereunder, Buyer agrees to pay Seller an amount equal to $500,000 (the “Shares Purchase Price”), which Shares Purchase Price shall be subject to adjustment as provided in Section 3.6.2 hereof.

3.6.2 Shares Purchase Price Adjustment. In accordance with the terms of this Agreement, the Shares Purchase Price shall be increased by the Positive Net Equity Adjustment (as defined in Section 3.6.3.1 hereof) or decreased by the Negative Net Equity Adjustment (as defined in Section 3.6.3.2 hereof), as the case may be. 3.6.3 Definitions of Terms.

3.6.3.1 Positive Net Equity Adjustment. The parties agree that the term “Positive Net Equity Adjustment” means the amount by which Brigantine’s Closing Date Net Equity (as defined in Section 3.6.3.3 hereof) exceeds FF 9,300,000.

3.6.3.2 Negative Net Equity Adjustment. The parties agree that the term “Negative Net Equity Adjustment” means the amount by which Brigantine’s Closing Date Net Equity is less than FF 9,300,000.

3.6.3.3 Definition of Closing Date Net Equity and Preparation of Brigantine’s Closing Date Financial Statements. Immediately after the Closing, Buyer shall cause financial statements for Brigantine to be prepared as of and for the period ended on the Closing Date (“Brigantine’s Closing Date Financial Statements”). The cost of preparing Brigantine’s Closing Date Financial Statements shall be paid one-half by Buyer and one-half by Seller. The Brigantine Closing Date Financial Statements shall include a balance sheet as at the Closing Date compiled by Amyot Exco Grant Thornton International (“Grant Thornton”), independent certified public accountants (“Closing Date Balance Sheet”) and internally prepared income statements for Brigantine for the period from the beginning of its current fiscal year to the Closing Date. The Brigantine Closing Date Financial Statements shall be prepared in accordance with the principles and methods applied by Brigantine or the independent public accountants, as the case may be, in a manner which is consistent with the practices and principles utilized by Brigantine in connection with the preparation of Seller’s Financial Statements. For the purpose of this Agreement, the term “Closing Date Net Equity” shall mean the net equity of Brigantine set forth in the Closing Date Balance Sheet. Except as hereinafter provided, the Brigantine Closing Date Financial Statements shall be final, conclusive and binding on Seller and Buyer. Upon completion and preparation of the Brigantine Closing Date Financial Statements, Buyer shall deliver copies of them to Seller. Within ten days after their delivery to Seller by Buyer, Seller shall deliver to Buyer written notice if it does not approve of the Brigantine Closing Date Financial Statements, setting forth in reasonable detail those items contained in the Brigantine Closing Date Financial Statements which it disputes. Seller shall be deemed to have approved all items contained in the Brigantine Closing Date Financial Statements in the event it does not timely deliver to Buyer written notice of such disapproval. If all disputed items have not been settled by Seller and Buyer within the earlier of: (i) twenty (20) days after Seller shall have given Buyer written notice of its disapproval, or (ii) ten (10) days after Seller and Buyer have commenced such reconciliation proceedings, then Buyer or Seller may, at any time within ten (10) days thereafter, give written notice to the other party of its desire to have all such disputed items determined by the AAA pursuant to an arbitration proceeding held in accordance with the provisions of Section 13.6 hereof.

3.6.4 Payment of Shares Purchase Price.

3.6.4.1 Delivery of Cash at Closing. At the Closing, Buyer shall deliver or cause to be delivered to Seller $500,000 (“Shares Payment”) by cashier’s check or by means of a wire transfer of immediately available funds to Seller’s bank account.

3.6.4.2 Shares Purchase Price Post-Closing Adjustment. Upon determination of Brigantine’s Closing Date Net Equity in accordance with the provisions of Section 3.6.3.3. hereof, Buyer shall within five (5) business days, pay by cashier’s check or wire transfer of immediately available funds to an account designated in writing by Seller the amount of the Positive Net Equity Adjustment in French Francs or Seller shall within five (5) business days pay by cashier’s check or wire transfer of immediately available funds to an account designated in writing by Buyer the amount of the Negative Net Equity Adjustment in French Francs.

     4. Closing and Closing Date. The closing (“Closing”) of the transactions contemplated in this Agreement shall take place at the offices of Clark &Trevithick, located at 800 Wilshire Boulevard, 12th Floor, Los Angeles, California 90017, at 10:30 a.m. on May 18, 2001, or at such other date and time or such other place as may be hereafter agreed upon in writing by Seller and Buyer. The actual date of the Closing is heretofore and hereinafter referred to as the “Closing Date”. The Closing shall be deemed effective as of the close of business of Seller on the Closing Date.

     5. Representations and Warranties of ATP and Seller. ATP and Seller hereby jointly and severally represent and warrant to Buyer with regard to the Assets, and where specifically indicated with regard to the Shares, as follows:

     5.1 Authority. This Agreement has been adopted and its execution and delivery to Buyer has been duly authorized by the Board of Directors of ATP and the Board of Directors of and shareholders of Seller, and no further corporate action is necessary on the part of ATP or Seller to make this Agreement valid and binding upon ATP and Seller.

     5.2 Organization and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has full power to carry on its business as it is now and has since its inception been conducted and is entitled to own, lease and operate the properties and assets it now owns, leases and/or operates including, but not limited to, the Assets.

     5.3 Title to Assets. Except as set forth in Schedule 5.3 attached hereto, Seller has good and marketable title to the Assets, free and clear of all liens, leases, pledges, charges, encumbrances, equities, claims under bailment and storage agreements, charges and restrictions except for liens, if any, for personal property taxes not delinquent, and Seller has disclosed to Buyer any items of Seller’s Assets or Third Party Tooling not in its possession.

     5.4 Power to Convey Assets. Seller has the full right, power and authority to convey the Assets to Buyer as contemplated by this Agreement.

     5.5 No Breach of Statute or Contract. Neither the execution and delivery of this Agreement nor compliance with the terms and provisions hereof by Seller violates any statute or regulation of any governmental authority (foreign or domestic) regulating or affecting the Business or the Assets. The consummation of the transactions contemplated in this Agreement shall not conflict with or result in a breach of or default under, the terms, conditions or provisions of any judgment, order, injunction or decree, or of any contract or agreement, to which Seller is a party or by which Seller may be bound.

     5.6 Consents, Permits and Licenses. Except as set forth on Schedule 5.6 attached hereto, no consent, Approval (as defined in Section 9.5 hereof), permit or license, (collectively “Consents”) of any third party including, but not limited to, foreign, federal, state or local governmental authorities is required to be obtained by Seller in connection with the transactions contemplated by this Agreement and Schedule 5.6 lists all past due, current or estimated future fees, license fees, royalties, transfer fees or any other fees relating to the operation of the Business prior to the Closing.

     5.7 Employees. Schedule 5.7 attached hereto sets forth a list of the following items, copies of which have been furnished to Buyer prior to the execution hereof:

     (a) all written employment agreements with Seller’s employees (the “Employees”) which by their terms may not be terminated by Seller at will or which provide for severance payments;

     (b) complete and accurate summaries of any and all oral employment agreements with any Employees which may not be terminated by Seller at will or which provide for severance payments;

     (c) all employee handbooks and/or personnel manuals which in any way affect any or all of the Employees; and

     (d) a list of all of the Employees, together with their rates of salary or wages, bonuses and other current compensation or taxable fringe benefits.

Except as set forth in Schedule 5.7, no Employee or group of Employees has expressed any plans to terminate his, her or their employment with Seller. Seller has not experienced any strikes, labor grievances, claims of unfair labor practices or other labor difficulties of any nature involving any of the Employees. Seller is in compliance with the Federal Fair Labor Standards Act and Seller is in compliance with all laws and regulations which relate in any fashion to the employment of labor, employee civil rights or equal employment opportunities with regard to the Business. Seller has no knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to any of the Employees. To the knowledge of Seller, there is no basis in fact for any claim by any present Employee that such Employee was subject to any employment discrimination by Seller or management arising out of or related to such Employee’s race, sex, color, handicap or any other protected characteristic under applicable law.

5.8 [Intentionally Omitted] 5.9 Other Labor Matters and Employee Benefit Plans.

(a) Except for the Methylene Chloride Exposure, Seller has not received any written notice that Seller is not in compliance with the Federal Occupational Safety and Health Act regulations promulgated thereunder and all other applicable foreign, federal, state and local laws relating to the employment of labor, including any provisions thereof relating to wages, bonuses, collective bargaining, equal pay and the payment of social security and similar payroll taxes. Except for the Methylene Chloride Exposure, no proceedings are pending before any court, governmental agency or instrumentality or arbitrator relating to labor matters, and, to the knowledge of Seller, there is no pending investigation by any governmental agency or threatened claim by any such agency or other person relating to labor or employment matters.

(b) There are no agreements or contracts (whether verbal or in writing) between Seller and any union, labor organization, employee group or other entity or individual which are currently outstanding and which affect the employment of the Employees including, but not limited to, any collective bargaining agreements or labor contracts or any written or oral modifications thereof.

(c) Schedule 5.9 lists all employee benefit plans or arrangements sponsored by Seller for the benefit of the Employees. Such Schedule 5.9 also contains a description of all such plans or arrangements. There is no current matter including, without limitation, any matter involving the administration and operation of any such plan or arrangement, which would impose any liability upon Buyer with respect to such plan or arrangement.

(d) None of the employee benefit plans listed in Schedule 5.9 and no trustee or administrator of any such plans has engaged in a transaction with regard to which Seller could be subject to either a civil penalty assessed pursuant to Sections 502(i) or 502(l) of ERISA or a tax imposed by Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”). No “accumulated funding deficiency” or “reportable event”, as those terms are defined in ERISA, has occurred with respect to any such plan except as set forth in Schedule 5.9.

     5.10 Compliance with Laws.

     (a) Seller has not received any written notice or charge asserting any violation of, and neither Seller nor Brigantine has violated and neither Seller nor Brigantine is violating any French, European or United States environmental law or regulation such as, the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation Recovery Act of 1976, the Federal Comprehensive Environmental Responsibility, Cleanup and Liability Act of 1980, the Toxic Substance Control Act of 1976 or any other applicable foreign, federal, state or local laws, including rules and regulations thereunder, regulating the environment on the date hereof (collectively the “Environmental Laws”). None of the Machinery and Equipment is required to be upgraded or modified to be in compliance with any Environmental Laws.

     (b) Except for the Methylene Chloride Exposure, neither Seller nor Brigantine has and to the best of ATP’s and Seller’s knowledge no third parties have, disposed of any substance in any manner at any facility owned, operated or used currently or in the past by Seller or Brigantine in violation of any Environmental Laws which may form the basis for any present or future claim, demand or action seeking cleanup of any site, location or body of water, surface or subsurface, under any Environmental Laws, or otherwise, or which may subject Seller, Brigantine and/or Buyer to claims for damages.

     (c) To the knowledge of Seller, Seller and Brigantine have complied in all material respects with all laws, regulations or orders applicable to the Assets, the Business and the Brigantine Business.

     5.11 Condition of Machinery and Equipment. Except as set forth on Schedule 5.11, all of the Machinery and Equipment is in good operating condition and repair, ordinary wear and tear excepted, and is capable of utilization by Buyer in its conduct of the Business subsequent to the Closing in the same manner as currently conducted by Seller.

     5.12 Litigation. Except as set forth on Schedule 5.12 attached hereto, there is no litigation, proceeding, investigation or other legal or administrative proceeding pending or to Seller’s knowledge threatened against or relating to the Assets or the Business and there is no basis for any such litigation, proceeding or investigation which may affect or result in damage to Buyer, the Assets or the Business. Except as set forth on Schedule 5.12, Seller is fully insured with respect to each of the matters set forth on Schedule 5.12.

     5.13 Seller’s Financial Condition.

5.13.1 Seller’s Financial Statements. Schedule 5.13.1 attached hereto contains true and complete copies of each of Seller’s internally generated balance sheets and income statements as of and for the fiscal years ended 1998, 1999 and 2000. The foregoing financial statements are hereinafter collectively referred to as “Seller’s Financial Statements”. Except as set forth in Schedule 5.13.1 and except for discontinued operations, Seller’s Financial Statements: (i) were prepared from the books and records of Seller and Brigantine, respectively, in accordance with generally accepted accounting principles consistently applied; and (ii) set forth accurately and fairly the financial condition of Seller, the Business and the Brigantine Business as of the dates thereof and for the periods covered thereby. Schedule 5.13.1 sets forth a complete and accurate list describing all intercompany payables (i) between Seller and Brigantine and (ii) among Seller or Brigantine on the one hand, and the ATP Group on the other hand. All intercompany payables involving Brigantine arose in the ordinary course of business on prices and terms consistent with arm’s-length transactions.

5.13.2 Absence of Certain Changes. Except as set forth in Schedule 5.13.2 attached hereto, since December 31, 2000, there has not been: (i) any declaration or payment of dividends or any distribution of assets of any kind whatsoever to Seller’s or Brigantine’s shareholders in redemption of, or as the purchase price for, any of Seller’s or Brigantine’s common stock, or in discharge or cancellation, whether in whole or in part, of any indebtedness, whether in payment of principal, interest or otherwise, owing to such shareholders, (ii) any material transaction not in the ordinary course of business; (iii) any material adverse change other than as a result of general economic or industry conditions in the financial condition, assets, liabilities or business of Seller or Brigantine, including, but not limited to, any material deterioration in relationships with customers, vendors, sales representatives or employees; (iv) any change in Seller’s or Brigantine’s accounting methods or practices (including, without limiting the generality of the foregoing, any change in depreciation or amortization policies or rates); (v) any revaluation by Seller of any of the Assets; (vi) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the Business, the Assets or the Brigantine Business; (vii) any sale or transfer of any of the assets of Seller or Brigantine or any cancellation of any debts, claims or contracts, except in the ordinary course of business; (viii) any mortgage, pledge or subjection to lien, charge or encumbrance of any kind, except liens for taxes not yet due, of any of the assets of Seller or Brigantine other than in the ordinary course of business; (ix) any amendment or termination of any material contract or agreement to which Seller or Brigantine is a party; (x) any increase in the rate of compensation payable to, or to become payable to, any officer, director, employee or agent of Seller or Brigantine or any bonus payment or similar arrangement made to or with any of such officers, directors, employees or agents; (xi) any loan or advance by Seller or Brigantine to any person or entity, or any guaranty by Seller or Brigantine of any loan or obligation of any other person or entity; (xii) any issuance or sale by Seller or Brigantine of any shares of its common stock or of any of its other securities; (xiii) any other event or condition of any character which materially and adversely affects the Business, the Assets or the Brigantine Business other than as a result of general economic or industry conditions; (xiv) any purchase by Seller or Brigantine of any fixed asset in excess of $10,000 or fixed assets in the aggregate in excess of $20,000; or (xv) any agreement by Seller or Brigantine to do any of the things described in the preceding subsections (i) through (xiv).

5.14 [Intentionally Omitted] 5.15 [Intentionally Omitted]

     5.16 Inventory. All of Seller’s Inventory and Brigantine’s inventory as of the Closing Date consists, or shall consist, of items of a quality and quantity usable and salable in the ordinary course of the Business and the Brigantine Business and with the percentage of completion being accurately delineated for all work in process, except for obsolete items, items not readily usable or salable in the ordinary course of business within twelve months, and items below standard quality, all of which items on or prior to the date of this Agreement have been written off or otherwise reduced to actual net realizable value and all other inventory items to be properly recorded at the lower of cost or market on the books and records of Seller or Brigantine. All such inventory is free from known defects which might give rise to claims for breach of warranty or products liability, except such items which have been identified and valued to reflect their defective condition. All items included in the inventory are the property of Seller or Brigantine. Except as disclosed on Schedule 5.3, no items included in the inventory have been pledged as collateral or are held by Seller on consignment from others or are currently subject to any such interest or claim.

     5.17 Trade Names, Trademarks and Copyrights. Schedule 5.17A attached hereto contains a complete and accurate list of all trademarks, service marks, trade names, copyrights, trademark registrations or applications, or copyright registrations or applications owned and utilized by Seller in the Business (collectively the “Trademarks”). Schedule 5.17B attached hereto contains a complete and accurate list of all trademarks, servicemarks, trade names, copyrights, trademark registrations or applications, or copyright registrations or applications owned or utilized by Brigantine.

     5.18 Patents, Patent Rights and Unpatented Inventions. Schedule 5.18A attached hereto contains a complete and accurate list of all patents (“Patents”) or unpatented inventions (“Unpatented Inventions”) owned by Seller or in which Seller has any rights, licenses or immunities and utilized by Seller in connection with its conduct of the Business. Schedule 5.18B attached hereto contains a complete and accurate list of all patents (“Brigantine Patents”) or unpatented inventions (“Brigantine Unpatented Inventions”) owned by Brigantine or in which Brigantine has any rights, license, or immunities utilized by Brigantine in connection with the conduct of the Brigantine Business. Except as otherwise disclosed in Schedule 5.18A or 5.18B there have not been, and there are not currently pending or threatened, any interference actions or other judicial, arbitration or other adversary proceedings concerning the Patents, Brigantine Patents, Unpatented Inventions or Brigantine Unpatented Inventions. Neither Seller nor Brigantine has infringed and is now infringing on any patent or other similar right belonging to any other person, firm, partnership, corporation or business entity. Except as otherwise disclosed in Schedule 5.18A or 5.18B, neither Seller nor Brigantine is a party to any license, agreement or arrangement, whether as licensee, licensor or otherwise, with respect to any patent, application for patent, invention, design, model, process, trade secret or formula.

     5.19 Trade Secrets. Schedule 5.19 attached hereto contains a true and complete list, without extensive or revealing descriptions, of Seller’s trade secrets relating to the Business, including, but not limited to, all confidential customer lists, qualifications, processes, know-how, engineering drawings and specifications and other technical data (collectively the “Trade Secrets”). The specific location of the documentation of each Trade Secret is disclosed in Schedule 5.19. Except as described in Schedule 5.19, the documentation of each Trade Secret is current, accurate and sufficient in detail and content to identify and explain it, and to allow its full and proper use by Buyer without reliance on the special knowledge or memory of others.

     5.20 Liens on Assets. Except as set forth in Schedule 5.20 attached hereto, there are no liens, leases, pledges, encumbrances, equities, claims under bailment and storage requirements, charges and restrictions (except for real or personal property tax liens not yet delinquent, other statutory liens not yet delinquent and minor defects and irregularities in title which do not impair the use or value thereof for the purposes for which they are held) with respect to the Assets or the other properties of Seller.

     5.21 Customers and Vendors. Neither Seller nor Brigantine has information, nor is either aware of any facts, indicating that any of Seller’s or Brigantine’s customers which accounted for 5% or more of the dollar value of purchases from Seller or Brigantine intends to cease doing business with the Business or the Brigantine Business or to materially lower the dollar volume of the business that each such customer typically does with the Business or the Brigantine Business in such customer’s normal course of operations. Neither Seller nor Brigantine has reason to believe that any of Seller’s or Brigantine’s vendors which accounted for 5% or more of the dollar value of purchases by Seller or Brigantine will refuse to do business with Buyer subsequent to the Closing.

     5.22 Material Contracts and Other Agreements. Schedule 5.22 attached hereto sets forth a true and complete list of all of the following to which Seller is a party or is bound: all purchase orders, loan agreements, security agreements, notes, mortgages, licenses, authorizations, construction permits, leases, commission agreements, sales representative agreements, insurance contracts, or other contracts or agreements made in the ordinary course of the Business for an amount greater than $1,000 per month or $12,000 per year or which is not terminable upon less than 30-days notice without penalty; and each other contract or agreement not made in the ordinary course of the Business including but not limited to all transactions, arrangements or agreements between Seller, on the one hand, and Brigantine or the ATP Group on the other hand. True and correct copies (or memoranda describing each oral agreement or plan) of each contract or agreement described in Schedule 5.22 has been delivered to Buyer. Seller is not a party to or bound by any other contract or other instrument which relates to the Assets or the Business, except those described in Schedule 5.22. Except for the Contracts, Buyer shall have no liability or obligation for or in respect of any of the contracts or agreements described in Schedule 5.22 attached hereto. Except as set forth on Schedule 5.22, the indirect and direct costs and expenses for any Contract or product program incorporated with any Contract listed on Schedule 1.2.6 with a customer do not exceed anticipated revenues.

     5.23 No Breaches of Contracts. To the knowledge of Seller none of the Contracts has been breached in any material respect by the other party or parties thereto. Seller has performed all obligations under the Contracts required to be performed by Seller prior to the date hereof and Seller is not in material breach of, or has materially defaulted under, any of the Contracts.

     5.24 Payment of Creditors and Debts. All creditors and debts of Seller incurred prior to or existing as of the Closing have been paid or will be paid in full in the ordinary course of the Business by Seller. ATP and Seller expressly acknowledge that Buyer’s waiver of compliance with Maryland’s bulk sales law has been obtained upon Buyer’s reliance on the representations and warranties contained in this Section 5.24.

     5.25 Brokerage or Finder’s Fees. Seller has not incurred any liability to any broker, finder or agent for any brokerage fees, finder’s fees or commissions with respect to the transactions contemplated by this Agreement.

     5.26 Third Party Tooling. Schedule 5.26A lists all items of tooling owned by third parties utilized by Seller in the conduct of the Business (“Third Party Tooling”). Schedule 5.26B lists all items of tooling owned by third parties utilized by Brigantine in the conduct of the Brigantine Business (“Brigantine Third Party Tooling”). Except as set forth in Schedule 5.26A and 5.26B, all of the Third Party Tooling and Brigantine Third Party Tooling is in good operating condition, ordinary wear and tear excepted, and is capable of utilization by Buyer in its conduct of the Business and Brigantine Business subsequent to the Closing in the same manner currently conducted by Seller and Brigantine.

     5.27 Specific Additional Representations and Warranties made with regard to Brigantine. Seller and ATP hereby jointly and severally make the following additional specific representations and warranties with respect to Brigantine. Seller and ATP hereby acknowledge that Buyer has agreed to enter into this Agreement on the basis of these representations and warranties, and is relying on these representations and warranties regardless of the participation of Buyer’s auditors in reviewing financial statements of Brigantine and any other investigation which Buyer may have directly or indirectly made.

5.27.1 Corporate Matters.

(i) Brigantine has been duly organized in conformity with the laws of its jurisdiction of incorporation. Brigantine has obtained all permits, licenses, authorizations and approvals (governmental or otherwise) necessary to own and operate its assets and to carry out its business as is now being conducted. Brigantine has accurately and diligently accomplished, on or prior to the applicable deadlines, all formalities that are required to validly continue its existence.

(ii) There has been no request for the annulment or the dissolution of Brigantine, nor any bankruptcy restructuring procedure or judicial liquidation, nor any equivalent procedure; Brigantine is not insolvent. To the best knowledge of Seller, there are no grounds upon which a third party could require the dissolution or winding up of the affairs of Brigantine.

(iii) No resolution has been approved that results or will result in the amendment of the by-laws of Brigantine or the dissolution or winding up of the affairs of Brigantine. All of the corporate books and registries of Brigantine have been properly maintained in all material respects in accordance with applicable law. The corporate books and registries of Brigantine accurately reflect, in all material respects in accordance with applicable law, its activities since its incorporation.

(iv) Brigantine does not have any subsidiaries and does not directly or indirectly hold shares or other securities or interests in any company, entity or other person. Brigantine is not part of any group or association with third parties nor of any organization to which it could be obligated to contribute additional capital or the liabilities of which it could be required to pay or guarantee. Brigantine does not act as a member of the board of directors of any other company. No contract exists whose stated purpose is to give to a third party (i) influence over the control or the management of Brigantine or the Brigantine Business; or (ii) a right to claim a part of the profits of Brigantine.

5.27.2 Capital Structure.

(i) The Shares represent 100% of the issued and outstanding capital stock of Brigantine. All of the Shares are, or will be at Closing, owned by Seller. The Shares are fully paid-in. Brigantine has not issued shares or rights of any kind whatsoever, other than the Shares, which may give rise, directly or upon conversion, exchange, reimbursement or exercise, to an increase of its capital or an issuance of securities which entitle their owners to a share of the profits or to voting rights of Brigantine.

(ii) Seller has full legal right, power and authority to sell the Shares and has obtained all requisite permits and consents for such sale. The Shares are fully negotiable and free from any option rights, claims, privileges, liens, security interests, collateral, encumbrances, charges or restrictions of any kind whatsoever. Immediately following the sale of the Shares to Buyer, Buyer shall acquire full ownership of the Shares.

5.27.3 Effect of the Sale. Except as set forth in Schedule 5.27.3 hereto, the sale of the Shares to Buyer will not:

(i) conflict with or violate the by-laws or other organizational documents of Brigantine or conflict with or violate any legal or regulatory disposition, or any judgment or decision that has been notified to Brigantine, whether judicial or regulatory; or

(ii) result in the creation of any option rights, claims, privileges, liens, security interests, collateral, encumbrances, charges or restrictions of any kind whatsoever upon any material assets owned by Brigantine; or

(iii) give any person the right to revoke a guarantee, surety, comfort letter or other similar document issued for the benefit of Brigantine; or

(iv) give any person or authority the right to modify, cancel or revoke any material permit, authorization or license necessary for the legal exercise of the activities of the Brigantine Business or of any favorable tax regime or subsidy or other public assistance; or

(v) the change of control in Brigantine resulting from the contemplated transaction shall not cause the loss of any favorable tax regime, subsidy or otherwise cause negative tax consequences for Brigantine or Buyer; or

(vi) give any person the right to terminate any contract or agreement to which Brigantine is a party, or any other contract or agreement which is necessary for the Brigantine Business or to modify the effects of any such contracts or agreements, including without limitation increasing any costs related thereto.

5.27.4 Tax, Social Security and Customs.

(i) All tax returns, reports, declarations of estimated tax and forms required to be filed under applicable laws on or before the Closing Date by or on behalf of Brigantine with respect to any income, properties or operations of Brigantine with any taxing, welfare, social security or other social authority have been filed through the date hereof, or will be filed on or before the Closing Date in accordance with all applicable laws, and all taxes (including transfer, property sales, withholding, income, value-added or customs, social security fees, governmental charges, welfare charges, or assessments, or social, welfare and other contributions, governmental insurance fees, governmental pension plan contributions, duties, charges, levies, contributions, penalties, interest and other charges) (collectively “Taxes” and each individually a “Tax”) due under applicable law, whether or not reported or reflected on such returns, reports, declarations, or forms have been paid or reserved for in the Seller’s Financial Statements

(ii) All Taxes that Brigantine is required by law to withhold or collect have been duly withheld or collected, and, to the extent required, have been paid to the proper authority. Brigantine has no liability for any tax obligation of any entity (including, any affiliated group of corporations or other entities that included Brigantine during any prior period) other than its own.

(iii) Without limiting the foregoing, Brigantine has never entered into any tax sharing agreement with any person part of Seller or the ATP Group. Brigantine has not and will not have in the future any liability to make any contribution under or in connection with any tax sharing agreement entered into with Seller or the ATP Group for any period prior to the Closing Date. All documents requiring an ad valoremstamp have been duly stamped, and no document of Brigantine that is the subject of any such ad valoremstamp duty is or will be unstamped or insufficiently stamped, nor has any relief from any such duty been improperly obtained, nor has any event occurred as a result of which any such duty from which Brigantine has obtained relief has become payable.

(iv) There is no action, suit, proceeding, investigation, audit, examination or claim pending as of the date hereof against Brigantine or, with respect to any Tax, nor has any claim for additional Tax been asserted or, to the best knowledge of Seller, threatened by any such authority relating to the Taxes of Brigantine.

5.27.5 Compliance with the Law; Litigation.

(i) Brigantine has acted in conformity with the laws, decrees, regulations and binding decisions of competent authorities that are applicable to it or that relate to the Brigantine Business.

(ii) Brigantine is not a party to any material administrative, judicial or arbitration procedures. There are specific and adequate reserves in the Seller’s Financial Statements for liabilities which may arise (including reasonable attorneys’ fees) as a result of any procedures to which Brigantine is a party.

5.27.6 Real Property, Fixtures and Equipment.

(i) Schedule 5.27.6A contains a true and complete copy of all leases and lease back agreements pursuant to which Brigantine leases real property as of the date hereof and any amendments thereof. Brigantine is not in breach of or default (and no event has occurred which, with due notice of lapse of time or both, may constitute such a breach of default) under any such lease, and no party to any such lease has given Brigantine written notice of or made a claim with respect to any breach or default, the consequences of which, individually or in the aggregate, might result in the termination of such lease.

     Except as set forth in Schedule 5.27.6B, no consent to the consummation of the transactions contemplated by this Agreement is required from the lessor of any such real property. The real property and said fixtures used in the Brigantine Business are not subject to any contract that permits a third party to occupy the premises owned, leased or used by Brigantine or that could materially restrict or limit the ability of Brigantine to operate the Brigantine Business as presently carried out.

(ii) All of the real property and attached fixtures (including machinery and equipment) used by Brigantine are in good working order and repair (reasonable wear and tear excepted) in conformity in all material respects with the laws and regulations applicable to it, in particular with respect to zoning, environment, safety and labor law. The electrical, water and gas installations conform in all material respects to existing legal requirements.

(iii) Except as set forth on Schedule 5.27.6C, all of the machinery and equipment of Brigantine is in good operating condition and repair, ordinary wear and tear excepted.

(iv) Brigantine has not been notified in writing by a competent authority of any decision that has or will have the effect of (i) restricting or modifying the use of the real property or installations used by Brigantine or (ii) requiring material new investments. No decision has been published by a competent authority that has or will have the effect of (i) restricting or modifying the use of the real property or installations used by Brigantine or (ii) requiring material new investments.

5.27.7 Customers Warranties. Any warranties (other than warranties which apply by operation of law) granted to the customers with respect to the services or products sold by Brigantine are set forth in Schedule 5.27.7. There are adequate reserves in Seller’s Financial Statements for liabilities which may arise pursuant to the warranties granted by Brigantine to its customers. Neither Seller nor Brigantine has any knowledge of a warranty claim, default or recall by a customer or any basis therefor.

5.27.8 Ownership and Security Interests. Except for the liens as set forth inSchedule 5.27.8A, all of the inventory and assets of Brigantine reflected in Seller’s Financial Statements are free from any liens, and Brigantine has full ownership rights over them. Except as set forth in Schedule 5.27.8B, all of the liens set forth in Schedule 5.27.8A will be fully discharged at the latest on the Closing Date.

5.27.9 Customer Receivables; Loans.

(i) All accounts receivable payable to or for the benefit of Brigantine reflected on Seller’s Financial Statements have been collected or are current and collectible in amounts not less than the aggregate amount thereof (net of reserves established in accordance with the generally accepted accounting principles and with prior practice) carried on the books of Brigantine, and are not subject to any counterclaims or set-offs.

(ii) Schedule 5.27.9(ii) contains a complete list of the outstanding loans and lines of credit granted to Brigantine as well as the name and address of all financial institutions with which Brigantine has an account, indicating in each case the persons having the authority to draw on these lines of credit or use the accounts. Brigantine has not been and is not in default under such loans or lines of credit, nor have any events occurred which would, with the passage of time, have constituted or constitute defaults under such loans or lines of credit.

(iii) Except as set forth in Schedule 5.27.9(iii), Brigantine has not transferred or factored its receivables.

5.27.10 Employees.

(i) No collective dismissals of the personnel have been notified to any of the employees of Brigantine. The personnel of Brigantine are not on strike and have not advised (in writing or otherwise) that they intend to strike.

(ii) Except as set forth in Schedule 5.27.10(ii), the employees and managers of Brigantine are not entitled to receive any indemnities (such as termination indemnities, retirement indemnities or end of work indemnities) which exceed the indemnities required by the laws, regulations and the collective bargaining agreement applicable to Brigantine, and no employees are entitled to participate in Brigantine’s profits or to participate in retirement or life insurance plans or funds which are not required by the laws, regulations or said collective bargaining agreement.

(iii) Except as set forth in Schedule 5.27.10(iii), and as required by applicable laws, regulations and collective bargaining agreements, Brigantine has not contracted any obligation nor is bound by any obligation towards members of its former personnel or their heirs, in particular pursuant to a pension or complementary retirement scheme.

5.27.11 Insurance.

(i) Schedule 5.27.11 lists all policies of title, liability, fire, casualty, business interruption, and other forms of insurance insuring the properties, assets and operations of Brigantine and the Brigantine Business. All such policies are in full force and effect, comply with all applicable requirements of law imposed on Brigantine in respect of insurance and will not in any way be affected by or terminated or lapsed by reason of the consummation of the transactions contemplated by this Agreement.

(ii) Brigantine is not in material default under any provisions of any such policy of insurance and has not received notice of cancellation of any such insurance. There is no claim by Brigantine pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. Brigantine has not received any written notice from or on behalf of any insurance carrier issuing such policies, that insurance rates will hereafter be substantially increased (except to the extent that insurance rates may be increased for all similarly situated risk), that there will hereafter be a cancellation, or an increase in a deductible (or an increase in premiums in order to maintain an existing deductible) or non-renewal of existing policies, or that alteration of any equipment or an improvement to real estate occupied by or leased to or by Brigantine, purchase of additional equipment, or modification of any of the methods of doing business of Brigantine, will be required or suggested.

(iii) The coverage which the policies insure is normal and prudent in the Brigantine Business.

     5.28 Material Misstatements or Omissions. No representation or warranty by ATP or Seller contained in this Agreement, any of the Schedules or Exhibits attached hereto contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements of fact contained herein or therein not misleading.

     6. ATP’s and Seller’s Covenants and Agreements. ATP and Seller hereby afford Buyer the following affirmative and negative covenants, thereby agreeing to do or not to do or to cause Seller or Brigantine to do or not to do, as the case may be, the following, the fulfillment of each of which (except for those covenants which are waived by Buyer, survive the Closing or are required to be performed subsequent to the Closing) shall constitute a condition precedent to the obligations of Buyer hereunder:

     6.1 Conduct of Business before Closing.

6.1.1 Diligent Conduct. From the date of this Agreement through the Closing Date, each of Seller and Brigantine shall conduct the Business and the Brigantine Business diligently in the ordinary course, preserve intact the Business and the Brigantine Business and its marketing organization, use its commercially reasonable efforts to retain in its employ those Employees who Buyer has indicated an intent to hire and the Brigantine employees and use its commercially reasonable efforts to preserve its relationships with its suppliers, customers, distributors, sales representatives and others having business relations with it.

6.1.2 Capital Transactions. From the date of this Agreement through the Closing Date, Seller shall not, without delivering prior written notice to Buyer, make any commitments for capital expenditures in excess of $50,000. From the date of this Agreement through the Closing Date, Brigantine shall not, without the prior written consent of the Buyer, make any commitments for capital expenditures in excess of $50,000.

6.1.3 Properties and Assets. From the date of this Agreement through the Closing Date, each of Seller and Brigantine shall not, without the prior written consent of Buyer, sell or transfer any of the Assets or assets of Brigantine (with the exception of the sale of Inventory or inventory of Brigantine in the ordinary course of business and the sale of Excluded Inventory as contemplated in Section 9.1 hereof), cancel any debts or claims or mortgage with a book value in excess of $10,000, pledge or subject to lien, charge or encumbrance of any kind (other than liens for taxes not delinquent) any of the Assets or assets of Brigantine, except in the ordinary course of the Business.

6.1.4 Material Contracts. From the date of this Agreement through the Closing Date, neither Seller nor Brigantine shall, without the prior written consent of Buyer, amend or terminate any Contract or Brigantine contract. From the date of this Agreement through the Closing Date, each of Seller and Brigantine shall notify Buyer of its intention to enter into or become a party to any contract or agreement. Each of Seller and Brigantine shall perform all obligations under the Contracts and Brigantine contracts required to be performed by Seller or Brigantine prior to the Closing Date.

6.1.5 Insurance. From the date of this Agreement through the Closing Date, each of Seller and Brigantine shall continue in force its existing insurance policies, subject only to variation in amounts required by the ordinary operations of the Business or the Brigantine Business as the case may be.

6.1.6 Compensation of Employees. From the date of this Agreement through the Closing Date, neither Seller nor Brigantine shall, without the prior written consent of Buyer, increase the rate of compensation payable or to become payable to any Employees or Brigantine employees or make any bonus payment or similar arrangement with any Employees or Brigantine employees.

     6.2 Access and Information. Prior to the Closing Date, each of Seller and Brigantine shall afford to Buyer, and its counsel, accountants and other representatives, reasonable access during normal business hours (provided such access is not unduly disruptive to normal business operations) to all of the Employees (for the purpose of conducting pre-employment interviews), vendors, suppliers, customers, properties, books, contracts and records maintained and accumulated by Seller and Brigantine and shall furnish such persons and entities with all information, including copies of books, contracts and records, concerning the affairs of Seller and Brigantine which Buyer or its representatives may reasonably request.

     6.3 Nondisclosure of Confidential Information. From and after the date of this Agreement through the Closing and if the transactions contemplated in this Agreement are consummated at all times thereafter, ATP and Seller agree not to divulge, communicate, use to the detriment of Seller or Buyer, use for the benefit of any other person or persons or misuse in any way any Confidential Information of Seller or Brigantine. For purposes of Sections 6.3 and 8.1 hereof, the term “Confidential Information” shall mean the information of Seller or Brigantine encompassed in all Trade Secrets, Unpatented Inventions, Unpatented Brigantine Inventions, drawings, designs, business or marketing plans, purchasing, accounting, selling, marketing, costs, profits, sales, products, pricing policies, customer and supplier lists, mailing lists and handbooks, and other business affairs and methods and other information not readily available to the public, and plans for future development. This information may be contained in material such as data reports, agreements, correspondence, customer lists, specifications or computer programs, or may be in the nature of, or consist of, generally unknown knowledge, techniques, processes, practices or know-how. The Confidential Information shall not include information that (i) is or becomes available to the public other than through breach of this Section 6.3 or (ii) is required to be disclosed by either Seller or ATP to comply with applicable laws or governmental regulations, provided that either Seller or ATP, as applicable, provides prior written notice of such disclosure to Buyer and takes reasonable and lawful actions to avoid and/or minimize the extent of such disclosure.

     6.4 Amendment of Articles of Incorporation. As soon as practicable after the Closing, Seller shall amend its articles of incorporation to change its corporate name so as not to include the Names.

     6.5 Assistance Regarding Claims. From and after the Closing, each of ATP and Seller agrees, without further consideration, at Buyer’s request, to do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all acts or documents as reasonably may be requested by Buyer to defend or counterclaim any claims made under or with respect to the Contracts including, but not limited to, Seller’s agreement to grant to Buyer subrogation rights as may be applicable.

     7. Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:

     7.1 Authority. This Agreement has been adopted, and its execution and delivery to Seller has been duly authorized, by Buyer’s Board of Directors, and no further action is necessary on the part of Buyer to make this Agreement valid and binding upon it.

     7.2 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has full power to carry on its business as it is now and has since its inception been conducted and is entitled to own, lease and operate the properties and assets it now owns, leases and operates. Buyer is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on Buyer or its business.

     7.3 No Breach of Statute or Contract. Neither the execution and delivery of this Agreement nor compliance with the terms and provisions hereof by Buyer violates any statute or regulation of any governmental authority (foreign or domestic) regulating or affecting the business of Buyer. The consummation of the transactions contemplated in this Agreement shall not conflict with or result in a breach of or default under the terms, conditions or provisions of any judgment, order, injunction or decree, or of any contract or agreement, to which Buyer is a party or by which Buyer may be bound.

     7.4 Brokerage or Finder’s Fees. Except for the fees owed by Buyer to Hankin Investment Banking, Buyer has not incurred any liability to any broker, finder or agent for any brokerage fees, finder’s fees, commissions or other like payments with respect to the transactions contemplated by this Agreement.

     7.5 Consents, Permits and Licenses. No consent, approval, permit or license of any third party including, but not limited to foreign, federal, state or local governmental authorities is required to be obtained by Buyer in connection with the transactions contemplated by this Agreement.

     7.6 Material Misstatements or Omissions. No representation or warranty of Buyer contained in this Agreement, any of the Schedules or Exhibits attached hereto contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements of fact contained herein or therein not misleading.

     8. Buyer’s Covenants and Agreements. Buyer hereby affords Seller the following affirmative and negative covenants, thereby agreeing to do or not to do or cause to be done or not to be done the following, the fulfillment of each of which (except for those covenants required to be performed subsequent to the Closing) shall constitute a condition precedent to the obligations of Seller hereunder:

     8.1 Nondisclosure of Confidential Information. Prior to the Closing, or, if the transactions contemplated by this Agreement are not consummated, at all times thereafter, Buyer agrees not to divulge, communicate, use to the detriment of Seller or ATP or for the benefit of any other person or persons or misuse in any way any of the Confidential Information. Buyer acknowledges and agrees that any information or data it has acquired on any of these matters or items was received in confidence and as a fiduciary of Seller and is the sole property of Seller.

     8.2 Access to Books and Records. Buyer agrees to maintain for not less than five years from and after the Closing Date or the period of time required by the Federal Aviation Administration or other agency for the retention of records, if longer, and provide ATP and Seller and their representatives with reasonable access to, all books and records of Seller or Brigantine in existence prior to the Closing Date for any reasonable purpose. During such period, Buyer shall allow ATP and Seller to make copies of such books and records at Seller’s or ATP’s expense. If Buyer proposes, at any time thereafter, to destroy any such books, records or supporting documents relating to Seller, Buyer shall first offer to deliver same to ATP or Seller at ATP’s or Seller’s expense. If the transactions contemplated by this Agreement are not consummated, Buyer agrees to return all books and records relating to Seller and/or Brigantine to Seller forthwith at Buyer’s expense.

     8.3 Warranty Claims. Subject to Section 12.1 hereof, Buyer agrees to perform and conform with all of the terms and obligations and duties created by warranty claims arising out of or otherwise related to defective products manufactured by Seller or by Seller and Buyer. All warranty claims arising out of or related to defective products manufactured wholly by Buyer and shipped after the Closing Date shall be the sole obligation of Buyer.

     9. Other Agreements.

     9.1 Noncompetition Agreement. In connection with the purchase of the Assets by Buyer as provided in this Agreement, each of ATP and Seller hereby agrees that, except as otherwise expressly provided in this Section 9.1, it shall not, at any time within a period of five (5) years from and after the date hereof (the “Noncompetition Period”), directly or indirectly, or have any interest in any person, firm, corporation, partnership, limited liability company, trust or other business entity (whether as an agent, partner, member, joint venturer, shareholder, beneficiary, creditor, consultant, advisor or otherwise, as the case may be) that engages in the Business in the State of Maryland, any other state or region in the United States of America, France or any other country, nation, territory or other jurisdiction elsewhere throughout the world where Seller currently carries on the Business. The provisions of this Section 9.1 shall not prohibit the ownership by ATP or Seller of up to five percent (5%) of the issued and outstanding capital stock (or securities exchangeable therefor) of a publicly-held corporation which operates a business, trade or activity which is the same as, similar to or competitive with the Business, so long as ATP or Seller does not participate in the control thereof, take an active part in the management or direction thereof or act as a consultant or advisor thereto in respect of the Business. For purposes of this Section 9.1, the term “Business” shall mean the manufacture of aluminum and non-metallic honeycomb core material and machined aluminum and non-metallic honeycomb core for installation in aerospace and commercial applications other than machined aluminum and non-metallic honeycomb core for use in assemblies manufactured by ATP or Seller. For purposes of this Section 9.1, it is agreed that the sale of Excluded Inventory and of any Unsold Inventory to third parties other than to customers of the Business with Contracts or open purchase orders for products substantially similar to the Excluded Inventory and/or Unsold Inventory, are expressly deemed to be permitted.

9.1.1 Forfeiture of Consideration. Each of ATP and Seller covenants and agrees that if ATP or Seller materially breaches the noncompetition covenant set forth in Section 9.1 hereof during the Noncompetition Period, Buyer may withhold its estimated reasonable damages from any amounts then outstanding under the Promissory Note. Buyer, following a final determination by the AAA or applicable state or federal district court that ATP or Seller is liable to Buyer for specified money damages, shall be entitled to set off that amount against any amounts then outstanding under the Promissory Note.

9.1.2 Specific Performance; Injunctive Relief. If ATP or Seller is alleged by Buyer to have materially breached its noncompetition covenant described in Section 9.1 hereof, Buyer shall have the right, in addition to any other rights or remedies which it may have hereunder, to seek and obtain specific performance thereof and to enjoin such breach. The parties hereto acknowledge and agree that any such breach shall cause irreparable injury to Buyer and Buyer could not be reasonably or adequately compensated in damages at law. The equitable remedies provided for in this Section 9.1.2 are not exclusive of any other remedy, and such remedies shall be cumulative and shall be in addition to every other remedy provided for herein or now or hereafter existing at law or in equity or by statute or otherwise.

9.1.3 Severability of Covenants. The parties hereto intend that each of ATP’s and Seller’s noncompetition covenants described in Section 9.1 hereof shall be deemed to be a series of separate noncompetition covenants, one for each state or region in the United States of America, one for France and one for each country, nation, territory or other jurisdiction elsewhere throughout the world as provided in Section 9.1 hereof. Except as provided in the immediately preceding sentence, each such separate noncompetition covenant shall be deemed identical in terms to the noncompetition covenant contained in Section 9.1 hereof. If, in any judicial proceeding, a court or arbitrator refuses to enforce any or all of the separate noncompetition covenants deemed included in Section 9.1, then such unenforceable noncompetition covenant(s) shall be deemed eliminated from the provisions hereof for the purpose of such proceedings to the extent necessary to permit the remaining separate noncompetition covenant(s) to be enforced in such proceedings.

9.1.4 Blue-Pencilling. If, in any judicial proceeding, any court or arbitrator determines that any noncompetition covenant included in Section 9.1 hereof, or any part thereof, is unenforceable because of the duration of such provision or the area covered thereby, such court or arbitrator shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.

     9.2 [Intentionally Omitted]

     9.3 Building Lease. Concurrently with the Closing, Buyer and Seller, agree to execute and deliver to each other a lease for the improved real property commonly known as 1324 and 1326 Brass Mill Road, Belcamp, Maryland (the “Building Lease”) in the form of Exhibit 9.3 attached hereto.

     9.4 Transition of Employees. ATP and Seller agree to facilitate and assist in the transition of the Employees of Seller, if any, that Buyer elects to hire in Buyer’s sole discretion. Seller shall terminate any Employee Buyer elects to hire concurrent with the Closing.

     9.5 Systems and Materials Approvals. ATP and Seller shall ensure that all of the systems approvals and materials specification approvals set forth on Schedule 9.5 (“Approvals”) shall remain in effect through the Closing Date and shall be transferred to Buyer for Buyer’s benefit and use after the Closing.

     9.6 Payment of Certain Vendors. Concurrently with the Closing, Seller shall pay all vendor payables owed by Seller to Cytec Fiberite, Inc. Seller further agrees to pay all amounts owed to Coastal Aluminum (“Coastal”) concurrently with the Closing if Coastal agrees to take back aluminum foil, which constitutes a portion of the Excluded Inventory supplied by Coastal. If Coastal does not agree to take back the aluminum foil, Seller shall pay Coastal in full consistent with Seller’s past practices. Seller further agrees to pay all vendor payables owed by Seller to Gill less any trade receivables owed by Gill to Seller on the earlier to occur of (i) such payables due date or (ii) the payment contemplated in Section 3.6.4.2 hereof.

     9.7 Disposal of Inventory and Equipment. ATP and Seller agree to remove and lawfully dispose of the Excluded Inventory and certain items of equipment listed on Schedule 9.7 attached hereto collectively (the “Removal Items”) (none of which comprises a portion of the Assets) at the sole cost and expense of ATP and Seller. ATP and Seller agree to physically tag the Excluded Inventory prior to the Closing. ATP and Seller further agree to use their best efforts to remove the Removal Items within 15 days after the Closing, but in no event later than 30 days after the Closing.

     9.8 [Intentionally Omitted]

     9.9 [Intentionally Omitted]

     9.10 Class Action Lawsuit. In addition to the indemnification by ATP and Seller of Buyer set forth in Section 12.2 hereof relating to the Class Action Lawsuit, each of ATP and Seller shall assign all insurance proceeds to Buyer to the extent of Buyer’s damages and costs of defense including the reasonable attorney fees of counsel selected by Buyer. ATP and Seller further agree to pay Buyer’s reasonable attorney fees and costs as incurred in any such matter involving the Class Action Lawsuit.

     9.11 Cytec Fiberite Pricing. Seller shall transfer to Buyer Cytec Fiberite Inc.’s price and availability commitments to Seller set forth on the Cytec Fiberite, Inc. 2001 quotation (“Cytec Commitments”).

     9.12 Third Party Tooling. On or before the Closing, Seller shall have obtained all assignments or approvals necessary to transfer rights to the Third Party Tooling from Seller to Buyer.

     9.13 [Intentionally Omitted]

     9.14 Brigantine Payable. The parties acknowledge and agree that the Brigantine payable owed to Alcore (approximately $429,000 as of March 31, 2001) shall be solely determined from the Brigantine Closing Date Financial Statements. Buyer agrees to cause the payable to be paid concurrent with the payment contemplated in Section 3.6.4.2 hereof.

     10. Conditions Precedent to Closing.

     10.1 Conditions Precedent to Obligations of Buyer. The Closing shall not take place unless and until all of the following conditions not waived in writing by Buyer have been fulfilled:

10.1.1 Correctness of Representations and Warranties. There shall be no representation or warranty of ATP or Seller contained in this Agreement which is untrue or inaccurate to any material extent.

10.1.2 Performance of Covenants and Agreements. There shall be no covenant or agreement of Seller contained in this Agreement and required to be performed before the Closing which has been breached to any material extent.

10.1.3 Bill of Sale. Seller shall have executed and delivered the Bill of Sale.

10.1.4 Assignment and Assumption Agreement. Seller shall have executed and delivered the Assignment and Assumption Agreement.

10.1.5 Consents and Approvals. Seller shall have obtained the Consents and Approvals.

10.1.6 Transfer of Shares. Seller shall have delivered the Related Parties Transfer Orders and the Seller Transfer Order.

10.1.7 Building Lease. Buyer and Seller shall have executed and delivered the Building Lease.

10.1.8 Litigation. Buyer has not been named a party to the Class Action Lawsuit.

10.1.9 [Intentionally Omitted]

10.1.10 Methylene Chloride Exposure. Seller shall have caused any actual Methylene Chloride Exposure to be within permissible Federal Occupational Safety and Health Act limits.

10.1.11 [Intentionally Omitted]

10.1.12 Brigantine Adverse Change. There shall not have been any adverse change in the assets, properties, business, operations, prospects or financial condition of Brigantine due to an event representing an adverse effect greater than $100,000 in the aggregate.

10.1.13 Brigantine Shareholder and Director Meetings. Brigantine shall have caused special meetings of its shareholder(s) and Board of Directors to be validly called on or prior to the Closing Date, the agenda of which shall include the matters listed on Exhibit 10.1.13 hereto.

10.1.14 Cytec Fiberite Pricing. Seller shall have transferred to Buyer the Cytec Commitments.

10.1.15 Environmental Report. Buyer shall have received an environmental report concerning the premises and business operations of Brigantine in a form satisfactory to Buyer.

10.1.16 NLRB Settlement. Alcore, Inc. v. International Union of Operating Engineers, Local 37, AFL-CIO, Case No. 5-CA-28320 before the United States National Labor Relations Board shall have been settled and dismissed.

10.2 Conditions Precedent to Obligations of Seller. The Closing shall not take place unless and until all of the following conditions not waived by Seller are fulfilled:

10.2.1 Correctness of Representations and Warranties. There shall be no representation or warranty of Buyer contained in this Agreement which is untrue or inaccurate to any material extent.

10.2.2 Performance of Covenants and Agreements. There shall be no covenant or agreement of Buyer contained in this Agreement and required to be performed before the Closing which has been breached to any material extent.

10.2.3 Assignment and Assumption Agreement. Buyer shall have executed and delivered the Assignment and Assumption Agreement.

10.2.4 Delivery of Payment. Buyer shall have delivered the Assets Payment to Seller as provided in Section 3.1.4.1 hereof.

10.2.5 Promissory Note. Buyer shall have executed and delivered the Promissory Note.

10.2.6 Guaranty. Gill shall have executed and delivered the Guaranty.

10.2.7 Shares Payment. Buyer shall have delivered the Shares Payment to Seller as provided in Section 3.6.4.1.

10.2.8 Building Lease. Buyer and Seller shall have executed and delivered the Building Lease.

11. Deliveries at the Closing. 11.1 Seller’s Obligations. Seller shall deliver, or cause to be delivered, the following to Buyer at the Closing:

(a) The executed original Bill of Sale and any other instruments of transfer necessary to convey title to the Assets to Buyer free and clear of all liens and encumbrances;

(b) An executed original Assignment and Assumption Agreement;

(c) Executed share transfer orders and any other documents required to transfer the Shares to Buyer;

(d) An executed original Building Lease;

(e) A Certificate of Officer of Seller evidencing the authenticity of the resolutions adopted by Seller’s Board of Directors and shareholders to the sale of assets and other obligations of Seller required by this Agreement;

(f) A Certificate of Officer of ATP certifying the authenticity of resolutions adopted by ATP’s Board of Directors regarding ATP’s consent as the sole shareholder of Seller to the sale of assets and other obligations of Seller and ATP required by this Agreement.

(g) A Certificate of Seller certifying that the provisions of Sections 10.1.1 and 10.1.2 are true and correct as of the Closing Date;

(h) Such other documents as may be reasonably requested by Buyer’s counsel including all lien releases for liens listed on Schedule 5.3 hereto, other than lien releases relating to capital leases which Buyer is assuming.

11.2 Buyer’s Obligations. Buyer shall deliver, or cause to be delivered, the following to Seller at the Closing:

(a) A cashier’s check or wire transfer in the amount of the Assets Payment and Shares Payment;

(b) An executed original Promissory Note;

(c) The executed Guaranty;

(d) An executed original Building Lease;

(e) A Certificate of Officer of Buyer evidencing the authenticity of the resolutions adopted by Buyer’s Board of Directors to the purchase of assets and other obligations of Buyer required by this Agreement;

(f) A Certificate of Buyer certifying that the provisions of Sections 10.2.1 and 10.2.2 are true and correct as of the Closing Date; and

(g) Such other documents as may be reasonably requested by Seller’s counsel.

     12. Indemnification Provisions.

     12.1 Indemnification of Warranty Claims and Customer Rejections and Missing Tooling. ATP and Seller hereby jointly and severally agree to indemnify and hold Buyer harmless against and in respect to all expenses incurred by the Business subsequent to the Closing Date for Customer Rejections (as hereinafter defined) with respect to products manufactured whole or in part by Seller prior to the Closing Date. For purposes of this Section 12.1, the term “Customer Rejections” means allegedly defective products covered by Seller’s product warranties or any other obligation of Seller to repair or replace products, including products which the customer scraps on site. The Business’aggregate expense incurred for Customer Rejections shall be calculated as follows: (a) for Customer Rejections where the defective products are replaced under warranty, such replacement products shall be expensed at the Business’manufacturer’s replacement cost plus 25% therefor; (b) for Customer Rejections where credit memoranda are issued and no replacement products are supplied, the Business’expense shall be deemed to be the aggregate face amount of such credit memoranda; (c) for Customer Rejections where further invoices are issued for replacement products supplied to offset customer debit memoranda, the Business expense shall be deemed to be the Business’manufacturer’s replacement cost plus 25% therefor; (d) for Customer Rejections which are determined not to be defective or not to be covered by warranty and for which further invoices are issued to offset customer debit memoranda and for which no replacement products are supplied, the Business’expense therefor shall be deemed to be customer debit plus 10%; (e) Customer Rejections which consist of products included in work in process on the Closing Date will be charged at an amount equal to the percent of completion of such product on the Closing Date multiplied by the aggregate expense determined in (a) through (d) of this sentence; and (f) the aggregate expense shall not include the cost of scrap. Buyer shall, at Buyer’s sole discretion, be entitled to collect on a monthly basis from ATP or Seller or to deduct from its payment obligations to Seller pursuant to the Promissory Note an amount equal to the aggregate amount of such expense. If any deduction is made to the Promissory Note pursuant to this Section 12.1, then the deduction shall be treated as a reduction of the original principal amount of the Promissory Note and any interest theretofore paid on such deducted amount shall also be deducted from Buyer’s next payment obligations to Seller under the Promissory Note. For purposes of this Section 12.1, the term “manufacturer’s replacement cost” refers to amounts which are readily identifiable in the Business’cost accounting computer system. Concurrent with the Closing, Seller and Buyer shall conduct an inventory of all tooling (including Third Party Tooling) used in the Business owned by Seller or third parties (“Tooling”). Buyer shall, at Buyer’s sole discretion, be entitled to collect from ATP or Seller or to deduct from its payment obligations to Seller pursuant to the Promissory Note an amount equal to the current cost to replace any missing items of Tooling.

     12.2 Other Indemnification by ATP and Seller. Subject to the other provisions of this Section 12, ATP and Seller hereby jointly and severally agree to indemnify, defend and hold harmless Buyer against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, investigatory costs and reasonable attorneys’fees, that Buyer shall incur or suffer, which arise, result from or relate to any of the following: (i) any breach of any of the representations and warranties made by ATP or Seller in Section 5 hereof including, but not limited to, any claim or liability incurred by Buyer resulting from Buyer’s waiver of compliance with Maryland’s bulk sales law; (ii) any breach of, or failure to perform, any of the covenants and agreements made by ATP or Seller in this Agreement; (iii) any Excluded Liabilities; (iv) any claims by American Cyanamid Company pursuant to the Know-How License Agreement dated January 31, 1992 (“License”) for any past due royalties owed by Seller, any royalties owed by Buyer for the remainder of the License and any payment required to obtain a fully paid License (the “Cyanamid Matter”); or (v) any liability, obligation or commitment of, and all claims against, Seller or Brigantine, or against or involving any of the Assets or the Business or the Shares or the Brigantine Business, arising from or based upon any condition, event, action or omission existing or occurring before the Closing Date.

     12.3 Indemnification by Buyer. Subject to the other provisions of this Section 12, Buyer, agrees to indemnify, defend and hold harmless Seller and ATP against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, investigatory costs and reasonable attorneys’fees, that Seller and ATP shall incur or suffer, which arise, result from or relate to any of the following: (i) any breach of any of the representations and warranties made by Buyer in Section 7 hereof; (ii) any breach of, or failure to perform, any of the covenants and agreements made by Buyer in this Agreement; or (iii) any liability, obligation or commitment of, and all claims against, Buyer, or against or involving any of the Assets or the Business or the Shares or the Brigantine Business, arising from or based upon any condition, event, action or omission occurring after the Closing Date.

     12.4 Procedures for Obtaining Indemnification.

12.4.1 Claim for Indemnification. In the event that a party or parties hereto shall claim that they are entitled to be indemnified pursuant to the terms of Sections 12.2 or 12.3 hereof, such party or parties (collectively the “Claiming Party”) shall so notify the other party or parties (collectively the “Indemnifying Party”) in writing of such claim. Such notice shall specify the representation, warranty or agreement claimed by the Claiming Party to have been breached by the Indemnifying Party and the liability, loss, cost or expense incurred by, or imposed upon, the Claiming Party on account thereof. If such liability, loss, cost or expense is liquidated in amount, the notice shall so state and such amount shall be deemed the amount of the claim of the Claiming Party. If the amount is not liquidated, the notice shall so state and in such event a claim shall be deemed asserted against the Indemnifying Party on behalf of the Claiming Party, but no payment shall be made on account thereof until the amount of such claim is liquidated and the claim is finally determined.

12.4.2 Objection to Claim. If the Indemnifying Party shall not, within 20 days after the Claiming Party’s delivery of such notice, advise the Claiming Party in writing that it denies the right of the Claiming Party to indemnification with respect to such claim, then the amount of such claim, at once if such claim is liquidated, or subsequently at such time as an unliquidated claim has become liquidated, shall be deemed to be finally determined between the parties hereto.

12.4.3 Resolution of Disputed Claim. If the Indemnifying Party shall notify the Claiming Party that it disputes any claim made by the Claiming Party, then the Claiming Party and the Indemnifying Party hereto shall endeavor to settle and compromise such claim, or, if either requests in writing, such claim shall be submitted to the AAA for determination pursuant to the provisions of Section 13.6 hereof. Subject to the provisions of Section 13.6 hereof, the written determination of the AAA shall be final, conclusive and binding on ATP, Seller and Buyer and a copy of such determination shall be sent by the AAA to ATP, Seller and Buyer. In rendering its determination, the AAA shall be entitled to allocate its fees and expenses to ATP, Seller and Buyer in such proportion as it deems appropriate in its sole discretion and ATP, Seller and Buyer agree to pay such fees and expenses forthwith after delivery of the AAA’s determination to them. The arbitrator shall also be entitled to award attorneys’fees and expenses to the totally or partially prevailing party (as authorized by Section 13.7 hereof) in such amount as he or she deems appropriate in his or her sole discretion.

12.4.4 Third Party Claims. The Claiming Party shall promptly give written notice of any claim of a third party against it that may reasonably be expected to result in a claim for indemnification by the Claiming Party against the Indemnifying Party. The Indemnifying Party shall then have the right at its expense to participate in the defense and settlement or other resolution of such claim with counsel selected by it, provided the Indemnifying Party gives written notice to the Claiming Party of its election to do so within 20 days after receipt of such notice from the Claiming Party. Counsel for the Indemnifying Party and for the Claiming Party shall consult and cooperate at all times in defending against such a claim, but if the proceeding involves matters solely of concern to the Claiming Party in addition to the claim for which indemnification under Sections 12.2 or 12.3 is being sought, such matters shall be within the sole responsibility of the Claiming Party and its counsel. If the Indemnifying Party does not contest the right of the Claiming Party to indemnification with respect to such third party claim, the Indemnifying Party shall have the sole right to defend and settle or otherwise resolve such third party claim so long as the Claiming Party is not prejudiced thereby.

12.4.5 Payment or Reimbursement by Indemnifying Party. Within 10 days after the final resolution of a claim for indemnification, the Indemnifying Party shall pay or reimburse the Claiming Party for any liability, obligation or claim to which the indemnification provisions of Sections 12.2 or 12.3 hereof relate. In default of such immediate right of payment or reimbursement by Seller, Buyer shall, in addition to all other remedies available to it, have the rights provided in Section 12.6 below.

     12.5 Liability Limits. A Claiming Party shall not be liable to any Indemnifying Party under Sections 12.2 or 12.3 unless and until such time as the aggregate damages exceed $100,000 (the “Deductible”). Once the damages exceed the Deductible, the Claiming Party shall, subject to the terms of this Section 12, be entitled to full indemnification for all damages exceeding the Deductible. If aggregate damages exceed $400,000 (the “Threshold”), the Claiming Party shall, subject to the terms of this Section 12, be entitled to full indemnification for all damages including all amounts falling within the Deductible. Attorneys fees incurred by a Claiming Party shall not be included as aggregate damages solely for purposes of determining whether the Deductible or Threshold has been exceeded. Notwithstanding the foregoing, this Section 12.5 shall not apply to any claims made pursuant to the Class Action Lawsuit, the Cyanamid Matter or Sections 9.6, 9.7 or 9.14.

     12.6 Right of Setoff. Without limitation as to ATP’s or Seller’s liability under Section 12.2 hereof and without prejudice to any other remedy or remedies available to Buyer, Buyer shall be entitled if the claim is not disputed or upon the written determination by the AAA pursuant to Section 12.4.3 hereof if the claim is disputed to immediately set off the amount of any liability, obligation or claim to which the indemnification provisions of Section 12.2 relate against any payment thereafter due from Buyer to Seller under the Promissory Note. In addition to the foregoing, if Buyer incurs any liability or obligation resulting from Seller’s failure or refusal to pay claims made pursuant to the Class Action Lawsuit, the Cyanamid Matter or Sections 9.6 or 9.7, Buyer shall, in addition to all other remedies available to it, be entitled to immediately set off the amount of any such claims including Buyer’s costs, expenses and reasonable attorneys’fees, against any payment thereafter due from Buyer to Seller under the Promissory Note.

     12.7 Survival of Representations and Warranties. Each of the representations and warranties made by ATP and Seller in Section 5 hereof (other than Sections 5.10 (with respect to Environmental Laws) and 5.27.4 hereof) and Buyer in Section 7 hereof shall survive the Closing of the transactions contemplated in this Agreement for a period of 24 months after the Closing Date. The representations and warranties of ATP and Seller contained in Sections 5.10 (with respect to Environmental Laws) and 5.27.4 hereof shall survive the Closing of the transactions contemplated in this Agreement for a period which is equal to the applicable statute of limitations for such environmental or tax matters applicable to Seller and Brigantine. After such dates, no party shall have any theretofore unasserted rights against the other parties with respect to the representations and warranties made by the parties contained in this Agreement.

     13. General Provisions.

     13.1 Governing Law. This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the internal laws, and not the laws pertaining to conflicts or choice of laws, of the State of Delaware applicable to agreements made and to be performed wholly within the State of Delaware. Subject to Section 13.6 hereof, the parties hereto hereby consent to the exclusive jurisdiction of the state courts in Baltimore, Maryland, or the federal district court for the District of Maryland and all related appellate courts, and agree that venue in Baltimore, Maryland shall be proper, with respect to any dispute arising under this Agreement.

     13.2 Notices. All notices, requests, demands and other communications called for or contemplated hereunder shall be in writing and shall be deemed to have been duly given when personally delivered or one business day after having been sent by nationally recognized overnight courier addressed to the following parties, their successors-in-interest, or their permitted assignees at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

If to Seller or ATP:	Re: Alcore, Inc. c/o Advanced Technical Products, Inc. 200 Mansell Court, Suite 505 Roswell, GA 30096 Attn: President

With a copy (not constituting notice) to:	Covington & Burling 1201 Pennsylvania Avenue, N.W. Washington, D.C. 20004 Attn: D. Michael Lefever, Esq.

If to Buyer:	Alcore Acquisition Corp. c/o M.C. Gill Corporation 4056 Easy Street El Monte, CA 91731 Attn: President

With a copy (not constituting notice) to:	Donald P. Clark, Esq. Clark & Trevithick 800 Wilshire Boulevard 12th Floor Los Angeles, CA 90017

     13.3 Payment of Expenses. Each party shall pay its own expenses and fees incident to or arising out of the negotiation, preparation, approval or authorization of the Agreement or the consummation or preparation for the consummation of the transactions contemplated hereby, including, but not limited to, attorneys’and accountants’fees and costs.

     13.4 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any party without the prior written consent of the other party or parties.

     13.5 Remedies. Except as otherwise expressly provided for herein, none of the remedies provided for herein is intended to be exclusive, and each party shall have all other remedies now or hereafter existing at law or in equity or by statute or otherwise, and the election of any one or more remedies shall not constitute a waiver of the right to pursue other available remedies.

     13.6 Arbitration. The parties and their respective subsidiaries, parent or affiliated companies or divisions and their respective officers, directors, stockholders, employees, partners and agents shall arbitrate any dispute or controversy that should arise among the parties hereto as to the meaning, effect, performance, enforcement or other issue in connection with, arising out of or relating to this Agreement in Baltimore, Maryland before a single arbitrator selected by and in accordance with the then rules of the AAA. The arbitrator shall apply Delaware substantive law and the Delaware Evidence Code to the proceedings. The arbitrator shall have the power to grant all legal remedies and award compensatory damages provided by Delaware law, excluding the power to award punitive damages and equitable remedies. The arbitrator shall prepare in writing and provide to the parties an award indicating factual findings and the reasons on which the decision is based. The arbitrator shall not have the power to commit errors of law or legal reasoning. Notwithstanding the foregoing, nothing in this Section 13.6 shall prevent either party from seeking equitable relief including specific performance or injunctive relief from any state court or federal court in Baltimore, Maryland.

     13.7 Recovery of Litigation Cost. If any arbitration or legal proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with or arising out of any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover his, her, its or their reasonable attorneys’fees and other costs incurred in such arbitration or legal proceeding, in addition to any other relief to which he, she, it or they may be entitled.

     13.8 Entire Agreement. This Agreement, the Schedules, the Exhibits and the certificates specifically referred to herein or required to be delivered pursuant to the terms hereof represent the entire agreement of the parties hereto with respect to the subject matter hereof superseding all prior agreements, understandings, discussions, negotiations and commitments of any kind other than the Confidentiality Agreement dated April 17, 2000, between ATP and Gill. This Agreement may not be amended or supplemented, nor may any rights hereunder be waived, except in a writing signed by each of the parties affected thereby.

     13.9 Section Headings. The Section headings in this Agreement are included for convenience only, are not a part of this Agreement and shall not be used in construing it.

     13.10 Severability. In the event that any provision or any part of any provision of this Agreement is held to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall not affect the validity or enforceability of any other provision or part hereof.

     13.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The parties hereby agree that this Agreement may be validly executed by facsimile transmission, and that such facsimile execution shall be deemed execution of the original Agreement, notwithstanding any provision of law to the contrary.

     13.12 No Implied Waivers. No failure or delay on the part of the parties hereto to exercise any right, power, or privilege hereunder or under any instrument executed pursuant hereto, shall operate as a waiver, nor shall any single or partial exercise of any right, power, or privilege.

     13.13 Bulk Sales Law. Buyer waives compliance by Seller with the provisions of any applicable sales law.

     14. Termination.

     14.1 By Agreement. This Agreement may be terminated at any time by the mutual written agreement of the parties.

     14.2By Lapse of Time. This Agreement shall terminate if the transactions contemplated hereby have not been consummated by June 29, 2001 (the “Termination Date”), unless (a) such date is extended by written consent of the parties or (b) any regulatory approval required for the consummation of the transactions contemplated hereby, for which application has been made and is pending, has neither been granted nor refused, in which case the Termination Date shall be extended until the fifth business day following the grant or refusal of all such regulatory approvals (or the expiration of the application therefor) but in no event beyond July 27, 2001.

     14.3 Survival. Sections 8.1, 13.1, 13.2, 13.6 and 13.7 shall survive any termination of this Agreement.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above mentioned.

“ATP” ADVANCED TECHNICAL PRODUCTS, INC. By: —————————————— Its: ——————————————	“Buyer” ALCORE ACQUISITION CORP. By: —————————————— Its: ——————————————

“Seller” ALCORE, INC. By: —————————————— Its: ——————————————